Exhibit 5.1

CHOATE, HALL & STEWART
A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
EXCHANGE PLACE
53 STATE STREET
BOSTON, MASSACHUSETTS 02109-2891
TELEPHONE (617) 248-5000
FACSIMILE (617) 248-4000

August 7, 2000

Natural MicroSystems Corporation
100 Crossing Boulevard
Framingham, MA 01702-5406

Ladies and Gentlemen:

    This opinion is delivered to you in connection with the registration statement on Form S-3 (the "Registration Statement") to be filed on or about August 7, 2000 by Natural MicroSystems Corporation (the "Company")"under the Securities Act of 1933, as amended, for registration under said Act of 1,317,650 shares of common stock, $.01 par value (the "Common Stock"), of the Company.

    We are familiar with the Company's Certificate of Incorporation, as amended, its By-Laws, as amended and restated, and the records of its corporate proceedings. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

    Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the selling stockholders pursuant to the Registration Statement have been legally issued and are fully paid and nonassessable.

    We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the reference to this firm in the section entitled "Legal Matters" in the Registration Statement.

Very truly yours,
CHOATE, HALL & STEWART